Exhibit 14 (2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 14, 2020 relating to the financial statements and financial highlights of the Fidelity Emerging Europe, Middle East, Africa (EMEA) Fund, a fund of Fidelity Investment Trust, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2020, and to the references to us under the headings “Additional Information About the Funds”, “Experts”, and “Representations and Warranties of the Acquired Fund” in the Proxy Statement/Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 8, 2021